Filed Pursuant to Rule 433
Registration No. 333-202413
December 5, 2016
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated December 5, 2016)

Issuer:	The Southern Company
Security:	Series 2016B Junior Subordinated Notes due March 15, 2057
Format:	SEC Registered
Trade Date:	December 5, 2016
Expected Settlement Date:	December 8, 2016 (T+3)
Expected Ratings:*	Baa3 (Stable)/BBB (Negative)/BBB (Stable)(Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$550,000,000
Over-allotment Option:	None
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Initial Public Offering Price:	100%
Maturity Date:	March 15, 2057
Interest Rate During Fixed Rate Period:	5.50% up to, but not including, March 15, 2022
Interest Rate During Floating Rate Period:	From, and including, March 15, 2022, at a floating rate based on three month LIBOR plus 363 basis points, reset quarterly
Optional Deferral:	Up to 10 consecutive years per deferral
Optional Redemption:	Redeemable, in whole or in part, on or after March 15, 2022 at 100% of the principal amount, plus any accrued and unpaid interest
Call for Tax Event:	Prior to March 15, 2022, at any time at 100% of the principal amount, plus any accrued and unpaid interest
Call for Rating Agency Event:	Prior to March 15, 2022, at any time at 102% of the principal amount, plus any accrued and unpaid interest
Interest Payment Dates During Fixed Rate Period:	Semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2017
Interest Payment Dates During Floating Rate Period:	Quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2022
CUSIP/ISIN:	842587 CY1/US842587CY12
Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Mizuho Securities USA Inc. Wells Fargo Securities, LLC
Senior Co-Managers:	BNP Paribas Securities Corp. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	BBVA Securities Inc. Commerz Markets LLC PNC Capital Markets LLC Regions Securities LLC Santander Investment Securities Inc. Samuel A. Ramirez & Company, Inc. Siebert Cisneros Shank & Co., L.L.C.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Southern Company collect at 1-404-506-0776, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Mizuho Securities USA Inc. toll-free at 1-866-271-7403 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.